Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 ) pertaining to the registration of 500,000 shares of common stock under Procera Networks, Inc.’s 2007 Equity Incentive Plan of our report dated March 14, 2013, with respect to the consolidated financial statements and schedule of Procera Networks, Inc. and the effectiveness of internal control over financial reporting of Procera Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

August 9, 2013